SECOND AMENDMENT TO THE
                         COMMUNITY FIRST BANKING COMPANY
                          EMPLOYEE STOCK OWNERSHIP PLAN

     THIS SECOND AMENDMENT is made on this 25th day of February, 1999, by Community First Banking Company, a corporation duly organized and existing under the laws of the State of Georgia (the "Primary Sponsor").

                              W I T N E S S E T H:

     WHEREAS, the Primary Sponsor maintains the Community First Banking Company Employee Stock Ownership Plan (the "Plan"), which was originally established by indenture effective as of June 17, 1997 and last amended on July 30, 1998; and

     WHEREAS, the Primary Sponsor desires to amend the Plan to add language in accordance with the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994.

     NOW, THEREFORE, the Plan is hereby amended, effective December 12, 1994, by adding the following new Section 3.3:

          "3.3 Notwithstanding any other provision of the Plan, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u)."

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the day and year first above written.

                                            COMMUNITY FIRST BANKING COMPANY

                                            By: /s/ Gary D. Dorminey

                                            Title: President and CEO
ATTEST:

/s/ D. Lane Poston

Title: Secretary

         [CORPORATE SEAL]